Exhibit 99.1

FOR IMMEDIATE RELEASE Investor Relations: 800-348-1074, ext. 3333

Carrols Restaurant Group, Inc. Reports Financial Results for the Third Quarter 2009

Syracuse, New York -- (Businesswire) – November 2, 2009 -- Carrols Restaurant Group, Inc. (Nasdaq: TAST), the parent company of Carrols Corporation, today announced financial results for the third quarter ended September 27, 2009.

Highlights for the third quarter of 2009 versus the third quarter of 2008 include:

·	Net income increased to $5.6 million, or $0.26 per diluted share, from net income of $3.7 million, or $0.17 per diluted share;

·	Total revenues were $201.2 million compared to $209.1 million;

·	Comparable restaurant sales decreased 0.1% at Pollo Tropical®, decreased 4.3% at Taco Cabana®, and decreased 6.1% at Burger King®;

·	Total outstanding indebtedness was reduced $25 million year-to-date to $291.2 million.

As of September 27, 2009, the Company owned and operated 560 restaurants, including 314 Burger King, 91 Pollo Tropical and 155 Taco Cabana restaurants.

Alan Vituli, Chairman and Chief Executive Officer of Carrols Restaurant Group, Inc. commented, “We significantly increased net income and EPS during the third quarter compared to the year-ago period, as we benefitted from cost containment actions taken across our organization, as well as more favorable commodity and utility costs. Earnings were also positively impacted by a reduction in interest expense from the steps we’ve taken to reduce debt, coupled with lower short-term interest rates. The combination of earnings improvements and modest capital expenditures has enabled us to reduce outstanding indebtedness by a total of $25.0 million this year through the end of the third quarter, and to significantly improve our capital ratios.”

“Under current economic conditions, building top-line momentum has been our greatest challenge, and we are working diligently to drive sales at all of our brands. We are focusing our media efforts for our Hispanic Brands, including television, radio and direct mail advertising, on our new products, limited-time offers and our value positioning to stimulate guest traffic. The Burger King system is now shifting greater emphasis to the value side of its barbell menu with the recent launch of the Quarter Pound Double Cheeseburger for $1.00, which we believe will improve customer traffic trends at our Burger King restaurants.”

Third Quarter 2009 Results

Total revenues for the third quarter of 2009 decreased 3.8% to $201.2 million from $209.1 million in the third quarter of 2008.

Revenues from the Company’s Hispanic Brands were $107.0 million in the third quarter of 2009 compared to $107.5 million in the same period last year. Pollo Tropical revenues increased 1.5% to $44.0 million during the third quarter of 2009 compared to $43.4 million in the third quarter of 2008 due to the net increase of three new Pollo Tropical restaurants opened since the beginning of the same period in 2008. Pollo Tropical comparable restaurant sales decreased 0.1% in the third quarter of 2009.

Taco Cabana revenues decreased 1.7% to $63.0 million during the third quarter of 2009 compared to $64.1 million in the third quarter of 2008, including a comparable restaurant sales decrease of 4.3%. This was substantially offset by the net increase of five new Taco Cabana restaurants since the beginning of the same period in 2008. During the third quarter of 2009, the Company opened one new Taco Cabana restaurant.

Burger King revenues decreased 7.3% to $94.1 million during the third quarter of 2009 compared to $101.5 million in the third quarter of 2008. This reflected a decrease in comparable restaurant sales of 6.1% in the third quarter of 2009 and the net closing of five Burger King restaurants since the beginning of the same period in 2008.

General and administrative expenses decreased to $12.8 million in the third quarter of 2009 from $12.9 million in the third quarter of 2008.

Income from operations increased from $12.7 million in the third quarter of 2008 to $13.5 million in the third quarter of 2009, and as a percentage of total revenues, improved from 6.1% to 6.7%.

Interest expense was $4.8 million in the third quarter of 2009 and $2.0 million lower than the third quarter of 2008 due to debt reductions in 2008 and 2009, and lower interest rates on the Company’s LIBOR-based borrowings. During the third quarter of 2009, the Company reduced its outstanding debt balances by $3.7 million to $291.2 million at September 27, 2009.

Net income for the third quarter of 2009 was $5.6 million, or $0.26 per diluted share, compared to net income for the third quarter of 2008 of $3.7 million, or $0.17 per diluted share.

Nine Month Results

For the nine months ended September 27, 2009, total revenues decreased 1.5% to $606.4 million from $615.5 million in the same period last year. Income from operations increased from $34.5 million to $42.8 million, and as a percentage of total revenues, improved from 5.6% to 7.1%. Net income increased to $17.7 million, or $0.81 per diluted share, from $8.4 million, or $0.39 per diluted share.

Outlook

Based upon the Company’s nine month results and an expectation that current earnings trends will continue, the Company believes that it will exceed its previously issued 2009 earnings guidance. The Company provides the following updated guidance for 2009 reiterating that 2009 is a 53-week fiscal period whereas 2008 was a 52-week fiscal period:

·	A revenue increase of approximately 0% to 0.5% for the year;

·	One additional new Taco Cabana restaurant opening in the fourth quarter, bringing new Hispanic Brand restaurant openings to five for 2009, and the closing of one Burger King restaurant in the fourth quarter;

·	Total capital expenditures of $37 million to $39 million;

·	Total debt reduction of $34 million to $36 million;

·	An estimated annual effective tax rate of 37.0%; and

·	Diluted earnings per share of $1.02 to $1.06, which includes the 53rd week of the fiscal year estimated to positively impact earnings by approximately $0.07 per diluted share. The Company’s previous guidance was $0.94 to $0.99 per diluted share.

In 2010, the Company currently anticipates opening five to eight new Hispanic Brand restaurants and closing approximately five Burger King restaurants.

Mr. Vituli concluded, “We expect to exceed our previously issued earnings guidance due to our strong year-to-date earnings performance and the favorable cost trends that are positively impacting our profitability. At the same time, we remain cautious regarding the consumer spending environment and our sales outlook. While we believe that our Hispanic Brands provide us solid long-term growth potential and attractive unit-level returns, we intend to continue to improve our capital ratios through further debt reduction both in the fourth quarter of 2009 and into next year. As the economy improves we will reassess our plans for new unit growth.”

Conference Call Today

The Company will host a conference call to discuss the third quarter 2009 financial results today at 4:30 PM Eastern Time.

The conference call can be accessed live over the phone by dialing 888-549-7704 or for international callers by dialing 480-629-9857. A replay will be available one hour after the call and can be accessed by dialing 800-406-7325 or for international callers by dialing 303-590-3030; the passcode is 4173077. The replay will be available until Monday, November 9, 2009. The call will be webcast live from the Company's website at www.carrols.com, under the investor relations section.

About the Company

Carrols Restaurant Group, Inc., operating through its subsidiaries, including Carrols Corporation, is one of the largest restaurant companies in the United States. The Company operates three restaurant brands in the quick-casual and quick-service restaurant segments with 560 company-owned and operated restaurants in 17 states as of September 27, 2009, and 31 franchised restaurants in the United States, Puerto Rico, Ecuador and the Bahamas. Carrols Restaurant Group owns and operates two Hispanic Brand restaurants, Pollo Tropical and Taco Cabana. It is also the largest Burger King franchisee, based on number of restaurants, and has operated Burger King restaurants since 1976.

Forward-Looking Statements

Except for the historical information contained in this news release, the matters addressed are forward-looking statements. Forward-looking statements, written, oral or otherwise made, represent the Company’s expectation or belief concerning future events. Without limiting the foregoing, these statements are often identified by the words “may,” “might,” “believes,” “thinks,” “anticipates,” “plans,” “expects” or similar expressions. In addition, expressions of our strategies, intentions or plans are also forward-looking statements. Such statements reflect management’s current views with respect to future events and are subject to risks and uncertainties, both known and unknown. You are cautioned not to place undue reliance on these forward-looking statements as there are important factors that could cause actual results to differ materially from those in forward-looking statements, many of which are beyond our control. Investors are referred to the full discussion of risks and uncertainties as included in the Company’s and Carrols Corporation’s filings with the Securities and Exchange Commission.

Carrols Restaurant Group, Inc.
Consolidated Statements of Operations
(in thousands except per share amounts)

	(unaudited)		(unaudited)
	Three Months Ended		Nine Months Ended
	September 30, (a)		September 30, (a)

	2009	2008	2009	2008
Revenues:
Restaurant sales	$200,802	$208,698	$605,326	$614,422
Franchise royalty revenues and fees	364	366	1,117	1,077

Total revenues	201,166	209,064	606,443	615,499
Costs and expenses:
Cost of sales	57,662	63,558	175,284	185,130
Restaurant wages and related expenses (b)	59,109	59,786	176,896	179,090
Restaurant rent expense	12,383	11,714	37,217	34,765
Other restaurant operating expenses	29,841	32,433	88,541	93,326
Advertising expense	7,974	7,826	23,552	24,874
General and administrative expenses (b)	12,766	12,893	38,682	39,605
Depreciation and amortization	8,080	8,124	23,833	24,223
Impairment and other lease charges	46	53	400	155
Other income	(220)	-	(799)	(119)

Total costs and expenses	187,641	196,387	593,606	581,049

Income from operations	13,525	12,677	42,837	34,450
Interest expense	4,834	6,861	14,908	21,418
Gain on extinguishment of debt (c)	-	-	-	(180)

Income before income taxes	8,691	5,816	27,929	13,212
Provision for income taxes	3,094	2,136	10,241	4,829

Net income (d)	$5,597	$3,680	$17,688	$8,383

Basic net income per share	$0.26	$0.17	$0.82	$0.39

Diluted net income per share	$0.26	$0.17	$0.81	$0.39

Basic weighted average common shares	21,594	21,573	21,593	21,572
outstanding
Diluted weighted average common shares	21,845	21,576	21,741	21,575
outstanding

(a)	The Company uses a 52 or 53 week fiscal year that ends on the Sunday closest to December 31. The 2009 fiscal year is a 53 week fiscal period and the 2008 fiscal year was a 52 week fiscal period. For convenience, all references to the three and nine months ended September 27, 2009 and September 28, 2008 are referred to as the three and nine months ended September 30, 2009 and September 30, 2008, respectively, both of which included 13 weeks and 39 weeks, respectively.

(b)	Restaurant wages and related expenses include stock-based compensation expense of $51 and $57 for the three months ended September 30, 2009 and 2008, respectively, and $156 and $171 for the nine months ended September 30, 2009 and 2008, respectively. General and administrative expenses include stock-based compensation expense of $296 and $438 for the three months ended September 30, 2009 and 2008, respectively and $899 and $1,290 for the nine months ended September 30, 2009 and 2008, respectively.

(c)	Gain on extinguishment of debt in 2008 was related to the Company’s open market purchase of $2 million of its senior subordinated notes.

(d)	The consolidated financial results for Carrols Corporation, the sole operating subsidiary of Carrols Restaurant Group, Inc., differ from the above by a slight difference in rent expense. Consolidated net income for Carrols Corporation for the three months ended September 30, 2009 and 2008 was $5,599 and $3,682, respectively, and $17,693 and $8,388 for the nine months ended September 30, 2009 and 2008, respectively.

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Carrols Restaurant Group, Inc.

The following table sets forth certain unaudited supplemental financial and other restaurant data for the periods indicated (in thousands, except number of restaurants):

	(unaudited)		(unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2009	2008	2009	2008
Segment revenues:
Burger King	$94,132	$101,543	$284,163	$294,549
Pollo Tropical	44,021	43,389	132,737	133,125
Taco Cabana	63,013	64,132	189,543	187,825

Total revenues	$201,166	$209,064	$606,443	$615,499

Change in comparable restaurant sales: (a)
Burger King	(6.1)%	3.5%	(2.3)%	4.3%
Pollo Tropical	(0.1)%	(1.9)%	(2.0)%	(0.5)%
Taco Cabana	(4.3)%	(0.9)%	(3.4)%	(0.2)%
Segment EBITDA: (b)
Burger King	$8,822	$8,819	$24,894	$22,532
Pollo Tropical	6,294	5,222	19,526	17,959
Taco Cabana	6,662	7,308	22,906	19,679
Average sales per restaurant:
Burger King	$302	$321	$907	$921
Pollo Tropical	481	489	1,452	1,524
Taco Cabana	406	422	1,227	1,263
New restaurant openings:
Burger King	-	1	1	2
Pollo Tropical	-	1	1	5
Taco Cabana	1	3	3	7

Total new restaurant openings	1	5	5	14
Restaurant closings:
Burger King	-	(3)	(2)	(7)
Pollo Tropical	-	-	(1)	-
Taco Cabana	-	-	(2)	(1)

Net new restaurants	1	2	-	6

Number of company owned restaurants:	At	At
	9/30/2009	9/30/2008
Burger King	314	317
Pollo Tropical	91	89
Taco Cabana	155	153

Total company owned restaurants	560	559

	At	At
	9/30/2009	12/31/2008
Long-term debt (c)	$ 291,178	$ 316,154

(a)	The changes in comparable restaurant sales are calculated using only those company-owned and operated restaurants open since the beginning of the earliest period being compared and for the entirety of both periods being compared. Restaurants are included in comparable restaurant sales after they have been open for 12 months for Burger King restaurants and 18 months for Pollo Tropical and Taco Cabana restaurants.

(b)	Segment EBITDA is defined as earnings attributable to the applicable segment before interest, income taxes, depreciation and amortization, impairment and other lease charges, stock-based compensation expense, other income and expense, and gains or losses on extinguishment of debt. We use segment EBITDA because it is the measure of segment profit or loss reported to our chief operating decision maker for purposes of allocating resources to the segments and assessing each segment’s performance. This may not be necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation. Segment EBITDA for our Burger King restaurants includes general and administrative expenses related directly to our Burger King segment as well as the expenses associated with administrative support to all three of our segments including executive management, information systems and certain accounting, legal and other administrative functions.

(c)	Long-term debt (including current portion) at September 27, 2009 included $165,000 of the Company’s 9% senior subordinated notes, $114,100 of outstanding borrowings under its senior credit facility, $10,865 of lease financing obligations and $1,213 of capital lease obligations. Long-term debt at December 31, 2008 (including current portion) included $165,000 of the Company’s 9% senior subordinated notes, $135,000 of outstanding borrowings under its senior credit facility, $14,859 of lease financing obligations and $1,295 of capital lease obligations.